UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARKER-HANNIFIN CORPORATION (“Parker”)

2015 PROXY STATEMENT Q&A

MAJORITY VOTING / CUMULATIVE VOTING MANAGEMENT PROPOSALS

September 29, 2015

The following is intended to provide employees with a high-level summary of the proposals to implement “majority voting” and eliminate “cumulative voting” appearing in Parker’s 2015 Proxy Statement. Before voting on either of these proposals, please carefully read and consider the more detailed descriptions of each proposal contained in the Proxy Statement.

Q	Why did I receive proxy materials from Parker?
A

Every October, Parker holds an annual meeting of its shareholders. Parker’s 2015 annual meeting is being held on October 28, 2015. Among other things, the proxy materials describe in detail each matter to be voted on by shareholders at the annual meeting. You received these proxy materials because you were a Parker shareholder (holding Parker stock in your 401(k) plan account or otherwise) as of August 31, 2015, and, therefore, are entitled to vote at the meeting.

Q	Why are the management proposals to implement “majority voting” and eliminate “cumulative voting” (Items 2 and 3 in the proxy materials) on the ballot?
A

At the October 2014 annual meeting of shareholders, a significant number of Parker shareholders expressed a desire for Parker’s Board of Directors to implement a “majority voting” standard for uncontested Director elections at this year’s annual meeting. The Board fully evaluated, concurred with, and is proposing Item 2 in direct response to, that request.

In evaluating the impact of a “majority voting” standard on Parker’s overall governance structure, the Board concluded that “majority voting” cannot properly or effectively be implemented unless shareholders also eliminate the “cumulative voting” mechanism that Parker is currently required to provide. As a result, the Board is proposing that Item 3 also be approved by shareholders.

The Board also conditioned these proposals on one another to ensure proper and effective implementation. In other words, Parker will only implement “majority voting” if shareholders also eliminate “cumulative voting”, and will only eliminate “cumulative voting” if shareholders also implement “majority voting”.

Q	What is a “majority voting” standard?
A

Essentially, a “majority voting” standard ensures that each Director elected in an uncontested election has the support of a majority of the votes cast at the annual meeting. In other words, any Director who receives more AGAINST votes than FOR votes will have to submit his or her resignation from the Board of Directors.

Q	What is a “cumulative voting” mechanism?
A	A “cumulative voting” mechanism allows shareholders to cumulate their votes in Director elections. For example, if there are 14 Directors to be elected, a shareholder holding 1,000 shares could, without cumulative voting, cast 1,000 votes for each of the 14 candidates, but with cumulative voting that shareholder could put all 14,000 votes on one candidate. Under Ohio law, Parker is required to provide the “cumulative voting” mechanism unless its shareholders elect to eliminate it.

Q	Why does the Board of Directors believe it is in the best interests of Parker and its shareholders to implement “majority voting” and eliminate “cumulative voting”?
A

The Board of Directors believes implementing “majority voting” and eliminating “cumulative voting” would represent a balanced and net positive result for shareholders. Among other things, the Board believes it would:

	•	fully support, and reinforce the Board’s accountability to, the interests of a significant number of shareholders, as expressed at the 2014 annual meeting;
	•	empower and enhance the voice of shareholders in Director elections on an annual basis, by requiring a majority of votes annually to obtain or retain a Board seat;
•

eliminate the inherent conflict between “majority voting” (where Board composition is determined by majority vote) and “cumulative voting” (where Directors could be elected by shareholders holding only around 5% share ownership);

	•	ensure each Director is accountable to and represents the interests of all shareholders, and not just a minority shareholder that may have interests contrary to the majority;
	•	promote an orderly Director election process by eliminating the inherent procedural incompatibilities if “majority voting” and “cumulative voting” applied in the same Director election; and
	•	realign Parker with the vast majority of Fortune 500 companies.
Q	How should I vote?
A

Parker’s Board of Directors is recommending that shareholders vote in favor of both proposals (FOR implementing “majority voting” and FOR eliminating “cumulative voting”), but it is entirely up to you to decide how to vote your shares.

Q	When should I vote?
A

You should vote as soon as you are comfortable voting. Please note, however, that if you hold shares in one of Parker’s benefit plans, your telephone or internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2015, to be counted in the final tabulation. Otherwise, if voting by proxy, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 28, 2015, to be counted in the final tabulation.

Q	What if I don’t vote?
A

It is entirely up to you to decide whether or not to vote. Please note, however, that if you do not vote, you are effectively voting AGAINST both proposals because each requires the affirmative vote of two-thirds of Parker’s outstanding shares.

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